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As Filed With the Securities and Exchange Commission on _____________, 2005

Registration No. 333-____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sovereign Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	6720	23-2453088

(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1500 Market Street Philadelphia, Pennsylvania 19102 (215) 557-4630

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jay S. Sidhu Chairman, President and Chief Executive Officer Sovereign Bancorp, Inc. 1500 Market Street Philadelphia, Pennsylvania 19102 (215) 557-4630

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Wesley R. Kelso
Stevens & Lee
Suite 602
25 N. Queen St.
Lancaster, Pa 17603
717-399-6632

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Senior Floating Rate Notes due 2009	$200,000,000	100%	$200,000,000	$21,400
4.80% Senior Notes due 2010	$300,000,000	100%	$300,000,000	$32,100

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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PROSPECTUS

SUBJECT TO COMPLETION DATED _________________, 2005

Sovereign Bancorp OFFER TO EXCHANGE

$200,000,000 Senior Floating Rate Notes due 2009 that have been registered under the Securities Act of 1933 for all outstanding
Senior Floating Rate Notes due 2009

$300,000,000 4.80% Senior Notes due 2010 that have been registered under the Securities Act of 1933 for all outstanding
4.80% Senior Notes due 2010

of

Sovereign Bancorp, Inc.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME ON ____________________ ___ , 200__, UNLESS EXTENDED.

We are offering to exchange $200,000,000 in aggregate principal amount of our Senior Floating Rate Notes due 2009 and $300,000,000 in aggregate principal amount of our 4.80% Senior Notes due 2010, which we refer to collectively as the “old notes,” for new notes which will be substantially identical to the old notes except that the new notes are registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes.

•
We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. You should carefully review the procedures for tendering the old notes beginning on page 14 of this prospectus.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•
We believe that the exchange of the old notes will not be a taxable event for U.S. federal income tax purposes, but you should see “Material United States Federal Income Tax Consequences” beginning on page 31 for more information.

•	We will not receive any proceeds from the exchange offer.

•	If you fail to tender your old notes, you will continue to hold unregistered securities and your ability to transfer them would be adversely affected.

•	No public market currently exists for the old notes or the new notes. We do not intend to list the new notes on any national securities exchange or the Nasdaq Stock Market.

See “Risk Factors” beginning on page 6 for a discussion of risks that should be considered by holders prior to tendering their old notes.

We are not asking you for a proxy and you are requested not to send us a proxy.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal to be used in connection with this exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________ _____ , 2005.

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This prospectus is not an offer to exchange these securities and is not soliciting tenders of old notes in any state where the offer or sale is not permitted.

This prospectus incorporates important business and financial information about Sovereign Bancorp that is not included in or delivered with this prospectus. We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at:

Investor Relations Department
Sovereign Bancorp, Inc.
Mail Code 11-900-IR5
P.O. Box 12646
Reading, Pennsylvania 19612
(610) 208-8681

In order to obtain timely delivery of the documents, you must request the information no later than five business days before the expiration date of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time, on __________________, 200__. See “Incorporation of Documents by Reference” and “Where You Can Find More Information” for more information regarding these matters.

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus.

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FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by us or on our behalf. We may from time to time make forward-looking statements in our filings with the Securities and Exchange Commission, in our reports to shareholders (including our 2004 Annual Report) and in other communications by us, which are made in good faith by us, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of the disclosure communications by us, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “will,” “would,” “believe,” “expect,” “hope,” “anticipate,” “estimate,” “intend,” “plan,” “strive,” “hopefully,” “try,” “assume” or similar expressions constitute forward-looking statements.

These forward-looking statements include statements with respect to our vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including statements relating to:

•	growth in net income, shareholder value and internal tangible equity generation;

•	growth in earnings per share;

•	return on equity;

•	return on assets;

•	efficiency ratio;

•	tier 1 leverage ratio;

•	annualized net charge-offs and other asset quality measures;

•	fee income as a percentage of total revenue;

•	ratio of tangible equity to assets or other capital adequacy measures;

•	book value and tangible book value per share; and

•	loan and deposit portfolio compositions, employee retention, deposit retention, asset quality, and reserve adequacy.

These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations, forecasts and projections (and the underlying assumptions) expressed in the forward-looking statements:

•	the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	inflation, interest rate, market and monetary fluctuations;

•	adverse changes may occur in the securities markets, including those related to the financial condition of significant issuers in our investment portfolio;

•
our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames;

•
the possibility that expected merger-related charges are materially greater than forecasted or that final purchase price allocations based on the fair value of the acquired assets and liabilities at acquisition

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date and related adjustments to yield and/or amortization of the acquired assets and liabilities are materially different from those forecasted;

•	deposit attrition, customer loss, revenue loss and business disruption following our acquisitions, including adverse effects on relationships with employees that are greater than expected;

•	our timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

•	anticipated acquisitions may not close on the expected closing date or may not close at all;

•	the conditions to closing anticipated acquisitions, including stockholder and regulatory approvals, may not be satisfied;

•	the willingness of customers to substitute competitors’ products and services and vice versa;

•	our ability and that of our third party vendors to convert and maintain our data processing and related systems on a timely and acceptable basis and within projected cost estimates;

•
the impact of changes in financial services policies, laws and regulations, including laws, regulations, policies and practices concerning taxes, banking, capital, liquidity, proper accounting treatment, securities and insurance, and the application thereof by regulatory bodies and the impact of changes in and interpretation of generally accepted accounting principles;

•	technological changes;

•	our competitors may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than us;

•	changes in consumer spending and savings habits;

•	acts of terrorism or domestic or foreign military conflicts, and acts of God, including natural disasters;

•	regulatory or judicial proceedings;

•	changes in asset quality;

•
if we acquire companies with weak internal controls, it will take time to get the acquired companies up to the same level of operating effectiveness as our internal control structure. Our inability to address these risks could negatively affect our operating results; and

•	our success in managing the risks involved in the foregoing.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus. Therefore, we caution you not to place undue reliance on any forward-looking information and statements. The effects of these factors are difficult to predict. New factors emerge from time to time, and we cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements only speak as of the date of this prospectus.

We do not intend to update any forward-looking information and statements, whether written or oral, to reflect any change. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read carefully the entire prospectus and the documents incorporated by reference into this prospectus, including the risks of investing discussed under “Risk Factors,” before making an investment decision.

In this prospectus, “we,” “our,” “us” and “Sovereign” refer to Sovereign Bancorp. With respect to the descriptions of our business contained in this prospectus, such terms refer to Sovereign Bancorp and our subsidiaries, including, without limitation, Sovereign Bank.

The Exchange Offer

On August 24, 2005 we issued and sold $200,000,000 aggregate principal amount of Senior Floating Rate Notes Due 2009 and $300,000,000 aggregate principal amount of 4.80% Senior Notes due 2010, which we refer to as the old notes. In connection with that sale, we entered into an exchange and registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old notes. As required by the exchange and registration rights agreement, we are offering to exchange $200,000,000 aggregate principal amount of our new Senior Floating Rate Notes Due 2009 and $300,000,000 aggregate principal amount of our new 4.80% Senior Notes due 2010, which we refer to as the new notes, the issuance of which will be registered under the Securities Act, for a like aggregate principal amount of our old notes. We refer to this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal as the exchange offer. You are entitled to exchange your old notes for new notes. We urge you to read the discussions under the headings “The Exchange Offer” and “Description of the New Notes” in this summary for further information regarding the exchange offer and the new notes.

Sovereign Bancorp, Inc.

Sovereign is the parent company of Sovereign Bank, a financial institution with $60 billion in assets, more than 650 community banking offices, over 1,000 ATMs and about 10,000 team members in Pennsylvania, New Jersey, Connecticut, New Hampshire, New York, Rhode Island, Delaware, Massachusetts and Maryland. Sovereign’s primary business consists of attracting deposits from its network of community banking offices, and originating small business and middle market commercial and asset-based loans, residential mortgage loans, home equity lines of credit, and auto and other consumer loans in the communities served by those offices. Sovereign also purchases portfolios of residential mortgage loans and other consumer loans originated throughout the United States.

Sovereign Bank was formed in 1984. Sovereign was incorporated in 1987, and since 1990, it has acquired 27 financial institutions, branch networks and related businesses. Seventeen of these acquisitions, with assets totaling approximately $37 billion, have been completed since 1995.

Sovereign Bank is a federally chartered savings bank and operates in a heavily regulated environment. Changes in laws and regulations affecting Sovereign and its subsidiaries may have an impact on its operations.

Sovereign is a Pennsylvania business corporation and its principal executive offices are located at 1500 Market Street, Philadelphia, Pennsylvania and its telephone number is (215) 557-4630. Our web site address is http://sovereignbank.com. The information in our web site is not part of this prospectus. Our common stock is listed on the New York Stock Exchange under the symbol “SOV.”

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The Exchange Offer

Securities Offered
$200,000,000 aggregate principal amount of Senior Floating Rate Notes due 2009 and $300,000,000 4.80% Senior Notes due 2010. The terms of the new notes and old notes are identical in all material respects, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

The Exchange Offer
We are offering the new notes to you in exchange for a like principal amount of old notes. Old notes may be exchanged only in integral multiples of $1,000. We intend by the issuance of the new notes to satisfy our obligations contained in the exchange and registration rights agreement we entered into with the initial purchasers of the old notes.

Expiration Date; Withdrawal of Tender
The exchange offer will expire at 5:00 p.m., New York City time, on ___________ ____, 200__, or such later date and time to which it may be extended by us. The tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer
Our obligation to accept for exchange, or to issue new notes in exchange for, any old notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the Securities and Exchange Commission, the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer and the making of certain representations by the holders tendering their old notes for exchange. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you wish to participate in the exchange offer, you must either:

•	arrange for The Depository Trust Company, Euroclear or Clearstream to transmit required information to the exchange agent in connection with a book- entry transfer; or

•	complete, sign, date and return to the exchange agent an original or faxed letter of transmittal in accordance with the instructions in the letter of transmittal accompanying this prospectus.

Special Procedures for Beneficial Owners
If you are a beneficial owner of old notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your old notes, you should contact that entity promptly and instruct it to tender the old notes on your behalf.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

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Exchange Agent	BNY Midwest Trust Company is serving as the exchange agent in connection with the exchange offer.

Federal Income Tax Consequences	The exchange of notes pursuant to the exchange offer should not be a taxable event for federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Consequences of Exchanging Old Notes Pursuant to the Exchange Offer
Based on certain interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we believe that holders of old notes (other than any holder who is an “affiliate” of Sovereign within the meaning of Rule 405 under the Securities Act) who exchange their old notes for new notes pursuant to the exchange offer generally may offer the new notes for resale, resell the new notes and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement with any person to participate in a distribution of the new notes; and

•	neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes.

Consequences of Failure to Exchange Old Notes Pursuant to the Exchange Offer
If you do not exchange the old notes for new notes according to the terms of the exchange offer, those old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or sold or transferred under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. See “The Exchange Offer—Consequences of Failure to Exchange.”

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The New Notes

The terms of the new notes and the old notes are identical in all material respects, except that transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Issuer	Sovereign Bancorp, Inc.

Notes Offered
$200,000,000 aggregate principal amount of Senior Floating Rate Notes due 2009, which we refer to as the floating rate notes, and $300,000,000 aggregate principal amount of 4.80% Senior Notes due 2010, which we refer to as the 4.80% notes.

Maturity Date	March 1, 2009, in respect of the floating rate notes and September 1, 2010 in respect of the 4.80% notes.

Interest
With respect to the floating rates notes, the then applicable U.S. dollar three-month LIBOR rate plus 0.28%, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing on December 1, 2005. With respect to the 4.80% notes, 4.80% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2006.

Ranking
The notes will be our unsecured senior obligations. The notes will rank on parity with all of our existing and future senior unsecured debt and senior to any of our existing and future subordinated debt. As of September 30, 2005, we had approximately $798 million of funded senior debt outstanding.

Our obligations under the notes are effectively subordinated to all existing and future obligations of our subsidiaries, including Sovereign Bank’s obligations to depositors.

Redemption	The notes will not be subject to redemption at the option of Sovereign prior to maturity.

Repayment	The notes will not be repayable at the option of the holder prior to maturity.

Sinking Fund	The notes are not subject to a sinking fund provision.

Form and Denomination
The notes of each series will be issued in the form of one or more global certificates registered in the name of Cede & Co. as nominee of The Depository Trust Company (“DTC”) and beneficially held in book-entry form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Ownership of beneficial interests in the notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC or its direct and indirect participants. Except as described under “Description of the New Notes — Book-Entry Delivery and Form,” owners of beneficial interests in the notes will not be entitled to receive certificated notes in registered form and will not be considered holders of notes.

Trustee	BNY Midwest Trust Company

Governing Law	The notes and the indenture under which they will be issued will be governed by New York law.

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Rating	The notes will be rated BBB— by Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and Baa3 by Moody’s Investors Service, Inc.

Ratings are not a recommendation to purchase, hold, or sell notes inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information furnished to the rating agencies by us and obtained by the rating agencies from other sources. The ratings are only accurate as of the date hereof and may be changed, superseded or withdrawn as a result of changes in, or availability of, such information.

Listing	The notes will not be listed, quoted or traded on or by any securities exchange, listing authority or quotation system.

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RISK FACTORS

You should carefully consider the risks described in this prospectus, in addition to the other information contained or incorporated by reference in this prospectus before making an investment decision. These risks are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business operations. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your investment.

A deterioration in Sovereign Bank’s financial condition, results of operations or cash flow could adversely affect our ability to pay principal or interest on our indebtedness.

Our primary source of cash to make payments on our debt is dividends and other contributions from Sovereign Bank, which are limited, among other things, by the level of Sovereign Bank’s capital, liquidity, earnings and related regulatory capital and other requirements.

A significant deterioration in Sovereign Bank’s financial condition, earnings or cash flow, as a result of an economic downturn and a corresponding decrease in credit quality or otherwise, could limit Sovereign Bank’s ability to pay cash dividends to us, which, in turn, would limit our ability to service our indebtedness.

There is also the potential for an economic downturn, market disruptions and other effects resulting from terrorist attacks in the United States or on United States interests, or those of its allies, abroad, and actions by the United States and other foreign governments in response thereto, any of which could adversely affect Sovereign Bank’s financial condition, results of operations and cash flow.

Our holding company structure restricts the ability of Sovereign Bank to provide funds to us and our ability to make debt payments.

Federal banking laws, regulations and policies limit Sovereign Bank’s ability to pay dividends and make other distributions to us. Sovereign Bank must obtain prior approval from the Office of Thrift Supervision, or the “OTS,” to declare a dividend or make any other capital distribution if, after such dividend or distribution:

•	Sovereign Bank’s total distributions to us within that calendar year would exceed 100% of Sovereign Bank’s net income during the year plus retained net income for the prior two years; or

•	if Sovereign Bank is not adequately capitalized at the time.

In addition, prior approval of the OTS would be required if Sovereign Bank’s examination or Community Reinvestment Act ratings fall below certain levels or Sovereign Bank is notified by the OTS that it is a problem association or an association in troubled condition. Also, even if prior OTS approval is not required, Sovereign Bank must give the OTS 30 days prior notice of the declaration of any dividend to us. The OTS may deny an application for approval for any capital distribution that it determines would constitute an unsafe or unsound practice. In addition, as a holding company, our rights and the rights of our creditors to participate in the assets of Sovereign Bank upon any liquidation, receivership or reorganization will be subject to the prior claims of Sovereign Bank’s creditors, including Sovereign Bank’s depositors.

Our indebtedness may limit our operating flexibility.

Our indebtedness at the holding company level could adversely impact our ability to meet regulatory requirements and to provide capital to Sovereign Bank to meet Sovereign Bank’s regulatory requirements, respond to economic downturns or cushion a deterioration in Sovereign Bank’s operating results. These restrictions may limit our ability to engage in certain transactions, including the following:

•	certain types of mergers or consolidations;

•	making investments;

•	selling assets;

•	borrowing additional money;

•	transactions with affiliates; and

•	granting liens.

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These restrictions could limit our ability to incur additional debt to provide capital to support Sovereign Bank, refinance or pay principal or interest on our outstanding debt, consummate acquisitions for cash or debt or react to changes in our operating environment. Our syndicated credit facility with Bank of Scotland also requires us to observe a number of financial covenants, the breach of which, absent waiver or amendment, could have a material adverse effect on us.

An economic downturn may lead to a deterioration in our asset quality and adversely affect our earnings and cash flow.

Our business faces various material risks, including credit risk and the risk that the demand for our products will decrease. In a recession or other economic downturn, these risks would probably become more acute. In an economic downturn, our credit risk and litigation expense will increase. Also, decreases in consumer confidence, real estate values, interest rates and investment returns, usually associated with a downturn, could combine to make the types of loans we originate less profitable.

Changing interest rates may adversely affect our profits.

To be profitable, we must earn more money from interest on loans and investments than the interest we pay to our depositors and lenders and the amount necessary to cover the cost of our operations. If interest rates decrease, our net interest income could be negatively affected if interest earned on interest-earning assets, such as loans, mortgage-related securities, and other investment securities, decreases more quickly than interest paid on interest-bearing liabilities, such as deposits and borrowings. This would cause our net income to go down. In addition, if interest rates decline, our loans and investments may be prepaid earlier than expected, which may also lower our income. Rising interest rates may hurt our income because they may reduce the demand for loans and the value of our investment securities. Interest rates do and will continue to fluctuate, and we cannot predict future Federal Reserve Board actions or other factors that will cause rates to change.

We experience intense competition for loans and deposits.

Competition among financial institutions in attracting and retaining deposits and making loans is intense. Traditionally, our most direct competition for deposits has come from commercial banks, savings and loan associations and credit unions doing business in our areas of operation. Recently, we have experienced increasing competition for deposits from nonbanking sources, such as money market mutual funds and corporate and government debt securities. Competition for loans comes primarily from commercial banks, savings and loan associations, consumer finance companies, insurance companies and other institutional lenders. We compete primarily on the basis of products offered, customer service and price. A number of institutions with which we compete have greater assets and capital than we do and, thus, are better able to compete on the basis of price than we are.

We are subject to substantial regulation which could adversely affect our business and operations.

As a financial institution, we are subject to extensive regulation, which materially affects our business. Statutes, regulations and policies to which we and Sovereign Bank are subject may be changed at any time, and the interpretation and the application of those laws and regulations by our regulators is also subject to change. There can be no assurance that future changes in regulations or in their interpretation or application will not adversely affect us.

In the past, the United States Congress has considered legislation in various forms which would require savings and loan associations, such as Sovereign Bank, to convert their charters to national bank charters. In the absence of applicable “grandfathering” or “phase in” provisions, legislation eliminating Sovereign Bank’s charter would have a material adverse effect on us and Sovereign Bank because, among other things, the regulatory capital requirements for bank holding companies and savings and loan holding companies are different. In addition, recent legislative proposals contemplate a transfer of jurisdiction over holding companies of savings and loan associations from the OTS to the Federal Reserve Board, which could elect to impose bank holding company regulations on us. If we were presently subject to the regulations governing bank holding companies, we would not meet applicable capital requirements and, as a result, we would be required to raise additional equity or reduce the size of Sovereign Bank on terms that may not be economically advantageous. In addition, our ability to engage in nonbanking activities in the future would be

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materially curtailed. We cannot determine if, when, or in what form such legislation may eventually be enacted. The regulatory agencies having jurisdiction over banks and thrifts have under consideration a number of possible rulemaking initiatives which impact on bank and thrift and bank and thrift holding company capital requirements. Adoption of one or more of these proposed rules could have an adverse effect on us and Sovereign Bank.

Existing federal regulations limit our ability to increase our commercial loans. We are required to maintain 65% of our assets in residential mortgage loans and certain other loans, including small business loans. We also cannot have more than 10% of our assets in large commercial loans that are not secured by real estate, more than 10% in small business loans, or more than four times our capital in commercial real estate loans. A small business loan is one with an original loan amount of less than $1 million, and a large commercial loan is a loan with an original loan amount of $1 million or more. Because commercial loans generally yield interest income which is higher than residential mortgage loans, the amount of our interest income could be adversely affected by these provisions. If the growth of our commercial loan portfolio continues at its current rate, we may exceed these regulatory limitations, requiring us to reduce the size of our commercial loan portfolio or take other actions which may adversely affect our net interest income.

There is no public market for the notes and it is unlikely that one will develop.

The new notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. We cannot give you any assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their new notes; or

•	the price at which holders would be able to sell their new notes.

Even if a trading market develops, the new notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

•	prevailing interest rates;

•	the number of holders of the new notes;

•	the interest of securities dealers in making a market for the new notes;

•	the liquidity of any trading market that may develop;

•	the overall market for debt securities; and

•	changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Finally, if a large number of holders of old notes do not tender old notes or tender old notes improperly, the limited amount of new notes that would be issued and outstanding after we complete the exchange offer could adversely affect the development of a market for the new notes.

Failure to tender your old notes for new notes could limit your ability to resell the old notes.

The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes in the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the old notes under the Securities Act except in the limited circumstances provided under the exchange and registration rights agreement. If you want to exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

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OUR CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown. For purposes of computing the ratios, earnings represent income before income taxes before adjustment for minority interests, plus fixed charges, less preference security dividend requirements of consolidated subsidiaries. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense. These ratios are presented both including and excluding interest on deposits.

	Nine Months Ended	Year Ended December 31,
	September 30, 2005	2004	2003	2002	2001	2000

Consolidated ratios of earnings to fixed charges:
Including interest on deposits	1.70x	1.66x	1.70x	1.48x	1.11x	N/A(1)
Excluding interest on deposits	2.25x	2.01x	2.20x	1.91x	1.26x	N/A(1)

(1)	We incurred a net loss in 2000 and as a result had a deficiency of $93.8 million for the ratio of earnings to fixed charges including interest and excluding interest.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes of like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness.

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following data, insofar as it relates to each of the fiscal years 2000 through 2004, was derived from annual financial statements, including those incorporated in this prospectus by reference to Sovereign’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

You should read this historical information together with the consolidated financial statements and related notes of Sovereign in the annual reports and other information that Sovereign has filed with the Securities and Exchange Commission and incorporated herein by reference.

	NINE-MONTHS ENDED SEPTEMBER 30		YEAR ENDED DECEMBER 31,
	2005	2004	2004	2003	2002	2001	2000

(Dollars in thousands, except per share data)
Balance Sheet Data
Total assets	$62,941,898	$55,755,008	$54,471,313	$43,505,329	$39,590,302	$35,525,268	$33,475,314
Loans, net of allowance	42,254,811	34,855,089	36,222,363	25,820,765	22,894,684	20,185,347	21,673,406
Investment securities	12,744,910	14,139,317	11,546,877	12,618,971	11,366,077	10,465,116	7,293,852
Deposits and other customer accounts	37,332,591	33,101,678	32,555,518	27,344,008	26,851,089	23,348,004	24,516,434
Borrowings and other debt obligations	18,897,237	16,919,164	16,140,128	12,197,603	8,829,289	8,939,770	6,240,308
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding junior subordinated debentures of Sovereign and minority interest-preferred securities of subsidiaries(1)	205,176	203,488	203,906	202,136	596,957	604,528	458,215
Stockholders’ equity	$5,667,839	$4,815,352	$4,988,372	$3,260,406	$2,764,318	$2,202,481	1,948,884

Summary Statement of Operations
Total interest income	$2,119,323	$1,599,956	$2,224,144	$1,929,751	$2,059,540	$2,222,475	$2,269,735
Total interest expense(1)	922,705	582,151	819,327	724,123	899,924	1,168,193	1,414,924

Net interest income	1,196,618	1,017,805	1,404,817	1,205,628	1,159,616	1,054,282	854,811
Provision for loan losses	64,000	100,000	127,000	161,957	146,500	97,100	56,500

Net interest income after provision for loan losses	1,132,618	917,805	1,277,817	1,043,671	1,013,116	957,182	798,311
Total non-interest income	476,303	380,534	482,298	521,576	430,185	414,403	103,340
General and administrative expenses	807,406	685,410	942,661	852,364	813,784	777,285	726,090
Other expenses(1)	123,430	205,726	236,232	157,984	162,962	454,430	265,793

Income/(loss) before income taxes	678,085	407,203	581,222	554,899	466,555	139,870	(90,232)
Income tax provision (benefit)	167,420	91,080	127,670	153,048	124,570	23,049	(59,990)

Net Income/(loss)(2)(3)	510,665	316,123	453,552	401,851	341,985	116,821	(30,242)

Share Data
Common shares outstanding at end of period (in thousands)	358,091	345,058	345,839	293,111	261,624	247,470	226,501
Basic earnings/(loss) per share(2)(3)	$1.40	$1.01	$1.41	$1.45	$1.32	$.48	(.13)
Diluted earnings/(loss) per share(2)(3)	$1.33	$0.97	$1.36	$1.38	$1.23	$.45	$(.13)
Common share price at end of period	$22.04	$21.82	$22.55	$23.75	$14.05	$12.24	$8.13
Dividends declared per common share	$0.110	$0.085	$.115	$.10	$.10	$.10	$.10

Selected Financial Ratios
Book value per common share(4)	$15.83	$13.96	$14.41	$11.12	$10.57	$8.90	$8.60
Dividend payout ratio(5)	7.73%	8.59%	8.21%	6.99%	7.62%	21.10%	— (9)
Return on average assets(6)	1.14%	0.86%	.90%	.97%	.91%	.34%	— (9)
Return on average equity(7)	12.06%	10.57%	10.74%	13.41%	13.50%	5.51%	— (9)
Average equity to average assets(8)	9.47%	8.13%	8.36%	7.24%	6.71%	6.15%	5.83%

(1)
Effective July 1, 2003, management elected to change its accounting policy to treat its trust preferred security obligations as liabilities and the associated dividends on the trust preferred securities as interest expense. Previously, this cost was included in Other Expenses since the obligations were classified on the consolidated balance sheet as Company—Obligated Mandatorily Redeemable Preferred Securities. Periods prior to July 1, 2003 have not been reclassified to conform to the new presentation (see Note 12 to the Consolidated Financial Statements for further discussion).

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(2)
Net income includes after-tax merger-related charges, debt extinguishment charges and other charges of $16.0 million ($0.04 per diluted share) during the nine months ended September 30, 2005, $98 million ($.28 per diluted share) in 2004, $19 million ($0.07 per diluted share) in 2003, $14 million ($0.05 per diluted share) in 2002, $170 million ($0.66 per diluted share) in 2001 and $270 million ($1.20 per diluted share) in 2000.

(3)
Effective January 1, 2002, Sovereign adopted the fair value expense provisions of Statements of Financial Accounting Standards (SFAS) Nos. 123, “Accounting for Stock Based Compensation,” and 142, “Goodwill and Other Intangible Assets.” See Notes to the Consolidated Financial Statements for further discussion regarding the impact to 2002 reported results of the change in accounting related to these pronouncements.

(4)	Book value per share is calculated using stockholders’ equity divided by common shares outstanding at end of period.

(5)	Dividend payout ratio is calculated by dividing total dividends paid by net income for the period.

(6)	Return on average assets is calculated by dividing net income by the average balance of total assets for the year.

(7)	Return on average equity is calculated by dividing net income by the average balance of stockholders’ equity for the year.

(8)	Average equity to average assets is calculated by dividing the average balance of stockholders’ equity for the year by the average balance of total assets for the year.

(9)	These ratios are not applicable due to the net loss recognized for the year ended December 31, 2000.

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THE EXCHANGE OFFER

General

We are offering to exchange the new notes for the old notes that are properly tendered before the expiration date and not withdrawn. We are making the exchange offer for all of the old notes. Your participation in the exchange offer is voluntary, and you should carefully consider whether to accept this offer.

Purpose of the Exchange Offer

We issued and sold the old notes to the initial purchasers on August 24, 2005. The initial purchasers subsequently sold the old notes inside the United States to qualified institutional buyers in reliance on Rule 144A and outside the United States to non U.S. persons in reliance on Regulation S under the Securities Act. Because the old notes are subject to transfer restrictions, we and the initial purchasers entered into an exchange offer and registration rights agreement dated September 1, 2005, under which we agreed:

•	not later than November 29, 2005, to prepare and file with the SEC the registration statement of which this prospectus is a part;

•	not later than February 27, 2006, to use our reasonable best efforts to cause the registration statement to become effective under the Securities Act;

•	upon the effectiveness of the registration statement, to offer the new notes in exchange for surrender of the old notes; and

•	to keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes.

The registration statement of which this prospectus is a part is intended to satisfy in part our obligations relating to the old notes under the exchange and registration rights agreement.

Resale of the New Notes

Based on interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, we believe that the new notes will be freely transferable by you after the exchange offer without further registration under the Securities Act if:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the old notes or the new notes;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new notes;

•
if you are a broker-dealer, you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of those new notes (see “Plan of Distribution”); and

•
you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of Sovereign or, if you are an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

We have not requested the staff of the SEC to consider the exchange offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if we were to make a no-action request.

If you wish to participate in the exchange offer, you will be required to represent that you satisfy the foregoing criteria.

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Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdictions or an exemption from registration or qualification is available and is complied with. We have agreed, under the exchange and registration rights agreement and subject to specified limitations therein, to register or qualify the new notes for offer or sale under the securities or blue sky laws of a majority of the states of the United States.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the old notes and completion of the exchange offer will be the first business day following the expiration date unless we extend the date as described in this prospectus. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of the old notes surrendered under the exchange offer. The old notes may be tendered only in integral multiples of $1,000. The new notes will be delivered on the earliest practicable date following the exchange date.

The form and terms of the new notes will be substantially identical to the form and terms of the old notes, except the new notes:

•	will be registered under the Securities Act; and

•	will not bear legends restricting their transfer.

The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the old notes.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $500,000,000 in aggregate principal amount of the old notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Old notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to both the old and the new notes. Holders of old notes do not have any appraisal or dissenters rights under the indenture or otherwise in connection with the exchange offer.

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read “— Solicitation of Tenders; Fees and Expenses” and “— Transfer Taxes” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on ________________ ___ , 200__, unless we have extended the period of time that the exchange offer is open. The expiration date will be at least 20 business days after the beginning of the exchange offer as required by Rule 14e-1(a) under the Exchange Act.

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Extension; Termination; Amendment

We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all old notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

We also reserve the right to:

•
end or amend the exchange offer and not to accept for exchange any old notes not previously accepted for exchange upon the occurrence of any of the events specified below under “— Conditions to the Exchange Offer” that have not been waived by us; and

•	amend the terms of the exchange offer in any manner that, in our good faith judgment, is advantageous to you, whether before or after any tender of the old notes.

If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to you as promptly as practicable.

Procedures for Tendering Old Notes

Your tender to us of old notes and our acceptance of your tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

Tender of Old Notes Held Through DTC

Only a holder of old notes may tender such old notes in the exchange offer. The term “holder” means any person in whose name an old note is registered on our books or any person whose old note is held of record by The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream, société anonyme (“Clearstream”). Except in limited circumstances, only a Euroclear participant, Clearstream participant or a DTC participant listed on a DTC notes position listing with respect to the old notes may tender its old notes in the exchange offer.

The exchange agent will establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC must make book-entry delivery of old notes by having DTC transfer such old notes into the exchange agent’s relevant account at DTC in accordance with DTC’s procedures for transfer.

To tender old notes in the exchange offer:

•
Holders of old notes that are DTC participants, on behalf of the beneficial owners of old notes, must effect a book-entry transfer of such old notes pursuant to DTC’s ATOP system into the exchange agent’s account at DTC. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance.

•
Euroclear participants and Clearstream participants, on behalf of the beneficial owners of old notes, are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream, as the case may be, which include transmission of a computer-generated message to Euroclear or Clearstream, as the case may be, in lieu of a letter of transmittal. Euroclear or Clearstream, as the case may be, will then transfer the appropriate notice to DTC in accordance with established procedures between DTC and Euroclear or Clearstream.

In addition, prior to the expiration date, either:

•
the exchange agent must receive, prior to 5:00 p.m., New York City time, on the expiration date, a timely confirmation of book-entry transfer of such old notes pursuant to DTC’s ATOP system into the exchange agent’s account at DTC (including confirmations transmitted by Euroclear or Clearstream to DTC according to standard operating procedures for electronic tenders) according to

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the procedure for book-entry transfer described below, including a properly transmitted agent’s message, and any other documents required by the accompanying letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.

An “agent’s message” is a message transmitted by DTC and received by the exchange agent that forms a part of the book-entry confirmation which states that DTC has received an express acknowledgement from the participant in DTC tendering old notes that such participant agrees to be bound by the terms contained in this prospectus and set forth in the accompanying letter of transmittal.

Delivery of an electronic confirmation of a book-entry transfer of the tendered old notes (which we refer to in this prospectus as a “book-entry confirmation”), including the agent’s message that forms a part of such book-entry confirmation, will satisfy the terms of the exchange offer as to the execution and delivery of a letter of transmittal by the participant identified in the agent’s message and, by so tendering, such participant will agree to be bound by the letter of transmittal as if it had signed the letter of transmittal. A holder may deliver a properly completed and duly executed letter of transmittal in lieu of an agent’s message. However, delivery of a physical letter of transmittal is not required for the tender of old notes through ATOP if an agent’s message is delivered in lieu thereof.

Although your old notes will be tendered through the DTC facility, if you choose to deliver a completed and signed letter of transmittal or facsimile thereof in lieu of an agent’s message, such letter of transmittal and any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent at its address set forth on the back cover of this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Do not send letters of transmittal or other exchange offer documents to us.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. You should not send the letter of transmittal to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

If you are an institution that is a participant in DTC’s book-entry transfer facility, you should follow the same procedures that are applicable to persons holding old notes through a financial institution.

It is your responsibility to ensure that all necessary materials are received by BNY Midwest Trust Company, the exchange agent, before the expiration date. If the exchange agent does not receive all of the required materials before the expiration date, your old notes will not be validly tendered. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

Any old notes not accepted for exchange for any reason will be promptly returned, without expense, to the tendering holder after the expiration or termination of the exchange offer, via book-entry transfer through DTC.

How to Tender Your Old Notes if You are a Beneficial Owner

If you are a beneficial holder of the old notes that are held of record by a custodian bank, depositary institution, broker, dealer, trust company or other nominee, you must instruct the custodian, or such other record holder, to tender the old notes on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

•	make appropriate arrangements to register ownership of the old notes in your name; or

•	obtain a properly completed bond power from the registered holder of the old notes.

The transfer of registered ownership, if permitted under the indenture for the notes, may take considerable time and may not be completed prior to the expiration date.

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Signatures and Signature Guarantees

You must have signatures on a letter of transmittal (if you choose to deliver a completed and signed letter of transmittal or facsimile thereof in lieu of an agent’s message) or a notice of withdrawal, as described below, guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, except as otherwise provided in the letter of transmittal. In addition, the entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

Endorsements or Bond Powers

If you choose to deliver a completed and signed letter of transmittal in lieu of an agent’s message, and if the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered, and will issue the new notes promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly after giving such notice. The exchange agent will act as the tendering holders’ agent for purposes of receiving the new notes from us.

Return of Old Notes Accepted for Exchange

If we do not accept any tendered old notes for any reason set forth in the terms and conditions of the exchange offer, or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility will be returned in accordance with the book-entry procedures described above, and the old notes that are not to be exchanged will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your old notes and you cannot complete the procedures that are required in order to tender your old notes on a timely basis as set forth in this prospectus and in the letter of transmittal, you may still tender your old notes if:

•
the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

•
prior to the expiration date, the exchange agent received from the eligible institution a properly completed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

(1)	sets forth the name and address of the holder of the old notes tendered;

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(2)	states that the tender is being made thereby and states the principal amount of old notes tendered;

(3)
guarantees that within three New York Stock Exchange trading days after the expiration date, a book-entry confirmation, a properly completed and duly executed letter of transmittal or a facsimile of such letter of transmittal (or an agent’s message in lieu thereof) and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•
book-entry confirmation, a properly completed and duly executed letter of transmittal or a facsimile of such letter of transmittal (or an agent’s message in lieu thereof) and any other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

A “New York Stock Exchange trading day” is any date on which The New York Stock Exchange is open for business.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent you if you wish to tender your old notes according to the guaranteed delivery procedures described above.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or at the facsimile number set forth below prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	contain a statement that you are withdrawing your election to have your old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees; and

•
if you have tendered your old notes in accordance with the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange, but which are not exchanged for any reason, will be credited to an account maintained with the book-entry transfer facility for the old notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following the procedures described under the heading “—Procedures for Tendering Old Notes” above, at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, by notice to the exchange agent or by a timely press release, at any time before accepting any of the old notes for exchange, if, in our reasonable judgment:

•
the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any order of any governmental agency or court of competent jurisdiction or any applicable interpretation of the staff of the SEC; and/or

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•
any action or proceeding has been instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

•	the representations contained in the letter of transmittal; and

•
such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available an appropriate form for registration of the new notes under the Securities Act.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of any of the indentures under the Trust Indenture Act of 1939.

The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange.

Effect of Tender

Any valid tender by a holder of old notes that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

Exchange Agent

We have appointed BNY Midwest Trust Company as the exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter for transmittal, and requests for the notice of guaranteed delivery, as well as all executed letters of transmittal and notice of withdrawal, to the exchange agent at the addresses listed below:

By Hand, Registered or Certified Mail or Overnight Courier:

The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street 7 East
New York, NY 10286
Attn: Diane Amoroso

By Facsimile:

The Bank of New York
Corporate Trust Operations
Reorganization Unit
Attn: Diane Amoroso
Facsimile: (212) 298-1915
Telephone: (212) 815-6331

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DELIVERY TO AN ADDRESS OTHER THAN AS LISTED ABOVE, OR TRANSMISSION OF INSTRUCTIONS TO A FACSIMILE NUMBER OTHER THAN AS LISTED ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

Solicitation of Tenders; Fees and Expenses

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

We will pay the estimated cash expenses to be incurred in connection with the exchange offer, including the following:

•	fees and expenses of the exchange agent and trustee;

•	SEC registration fees;

•	accounting and legal fees; and

•	printing and mailing expenses.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of the old notes unless you instruct us to register the new notes in the name of, or request that the old notes not tendered or accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Accounting Treatment

We will record the new notes at the same carrying value of the old notes reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of new notes for old notes. We will amortize the expenses incurred in connection with the issuance of the new notes over the term of the new notes.

Consequences of Failure to Exchange

If you do not exchange your old notes for new notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the old notes as described in the legend on the notes. In general, the old notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act, except as may be required in the circumstances described under “Description of New Notes — Registration Rights.”

As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the exchange offer and registration rights agreement. If you do not tender your old notes in the exchange offer, you will be entitled to all the rights and limitations applicable to the old notes under the indenture, except for any rights under the exchange offer and registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of the exchange offer. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered, or tendered but unaccepted, old notes could be adversely affected. Please refer to the section in this prospectus entitled “Risk Factors — Failure to tender your old notes for new notes could limit your ability to resell the old notes.”

Holders of each series of the old notes and new notes of such series which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the indenture governing the old notes and the new notes.

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Other Considerations

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of old notes in connection with the exchange offer will be determined by us, in our reasonable judgment, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any old notes in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of old notes unless we waive that condition for all such holders. None of us, the exchange agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of old notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old notes received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such old notes by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

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DESCRIPTION OF THE NEW NOTES

The following description of the material terms of the notes contains only a summary of their material terms and does not purport to be complete. The following description is subject to, and is qualified in its entirety by reference to, the indenture, dated as of February 1, 1994, as supplemented by the sixth supplemental indenture thereto (as it may be further amended or supplemented from time to time, the “indenture”), between us and BNY Midwest Trust Company (successor to Harris Trust and Savings Bank), as trustee. The indenture, and not this description, will govern your rights as a beneficial owner of the notes.

General

Each of the 4.80% notes and the floating rate notes will constitute a separate series of debt securities under the indenture. The floating rate notes will initially be limited to a total principal amount of $200,000,000 and the 4.80% notes will initially be limited to a total principal amount of $300,000,000. The notes will be our unsecured senior obligations. We will not have the right to redeem the notes, and you will not have the right to cause us to repurchase the notes, at any time before they mature. There is no sinking fund for the notes. We do not intend to apply for listing of the notes on any securities exchange.

We may at any time, without notice to or consent of the holders of the notes offered by this prospectus, issue additional notes of either or both of the two series of notes offered hereby. Any such additional notes of a series will have the same ranking, interest rate, maturity date and other terms as such series of notes, except for possible variations permitted under the indenture. Any such additional notes of a series, together with the notes of such series offered hereby, will constitute a single series of senior debt securities under the indenture. No additional notes of a series may be issued if an event of default under the indenture has occurred and is continuing with respect to the notes of such series.

The entire principal amount of the floating rate notes and the 4.80% notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 1, 2009 and September 1, 2010, respectively.

The notes of each series will be evidenced by one or more global notes deposited with a custodian for and registered in the name of Cede & Co., as nominee of DTC. Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. See “—Book-Entry Delivery and Form.”

Payments on the notes will be made through the paying agent, which will initially be the trustee, to DTC as described below under “— Book-Entry Delivery and Form.”

The notes are subject to defeasance. See “— Defeasance.”

Interest

Floating Rate Notes

The floating rate notes will bear interest from and including September 1, 2005. The interest rate per annum for the notes will be reset quarterly on the first day of each interest period (as defined below) and will be equal to LIBOR (as defined below) plus 0.28%, as determined by the calculation agent. BNY Midwest Trust Company will initially act as calculation agent. The amount of interest for each day the floating rate notes are outstanding, which we refer to as the “daily interest amount,” will be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the principal amount of the floating rate notes. The amount of interest to be paid on the floating rate notes for each interest period will be calculated by adding the daily interest amounts for each day in the interest period.

We will pay interest on the floating rate notes on each March 1, June 1, September 1 and December 1, commencing December 1, 2005, and at maturity. Each of these dates on which we will pay interest on the floating rate notes is referred to as a “floating rate notes interest payment date.” If any floating rate notes interest payment date would fall on a day that is not a business day (as defined below), other than the floating rate notes interest payment date that is also the date of maturity, that floating rate notes interest payment date will be postponed to the following day that is a business day, except that if such next business day is in a

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different month, then that floating rate notes interest payment date will be the immediately preceding day that is a business day. If the date of maturity is not a business day, payment of principal and interest on the floating rate notes will be made on the following day that is a business day and no interest will accrue for the period from and after such date of maturity. Interest on a floating rate note will be paid to the person in whose name such note was registered at the close of business on the fifteenth calendar day, whether or not a business day, prior to the applicable floating rate notes interest payment date. For purposes of the floating rate notes, a “business day” is a day other than a Saturday, a Sunday or any other day on which banking institutions in Philadelphia, Pennsylvania or New York, New York are authorized or required by law or executive order to remain closed and which is also a London banking day (as defined below).

On each floating rate notes interest payment date, we will pay interest for the period commencing on and including the immediately preceding floating rate notes interest payment date and ending on and including the next day preceding that floating rate notes interest payment date. We will refer to this period as an “interest period.”

“LIBOR,” with respect to an interest period, shall be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the determination date (as defined below) that appears on Telerate Page 3750 (as defined below) as of 11:00 a.m., London time, on the determination date. If Telerate Page 3750 does not include this rate or is unavailable on the determination date, the calculation agent will request the principal London office of each of four major banks in the London interbank market, as selected by the calculation agent, to provide that bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on the determination date to prime banks in the London interbank market for deposits in a representative amount (as defined below) in United States dollars for a three-month period beginning on the second London banking day after the determination date. If at least two offered quotations are so provided, LIBOR for the interest period will be the arithmetic mean of those quotations. If fewer than two quotations are so provided, the calculation agent will request each of three major banks in New York City, as selected by the calculation agent, to provide that bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on the determination date for loans in a representative amount in United States dollars to leading European banks for a three-month period beginning on the second London banking day after the determination date. If at least two rates are so provided, LIBOR for the interest period will be the arithmetic mean of those rates. If fewer than two rates are so provided, then LIBOR for the interest period will be LIBOR in effect with respect to the immediately preceding interest period.

“determination date” with respect to an interest period will be the second London banking day preceding the first day of the interest period.

“London banking day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“representative amount” means a principal amount that is representative for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on Moneyline Telerate, Inc. or any successor service (or such other page as may replace Page 3750 on that service or a successor service).

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The calculation agent will, upon the request of the holder of any floating rate note, provide the interest rate then in effect. All calculations of the calculation agent, in the absence of manifest error, shall be conclusive for all purposes and binding on us and holders of the floating rate notes. We may appoint a

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successor calculation agent with the written consent of the paying agent, which consent shall not be unreasonably withheld.

4.80% Notes

The 4.80% notes will accrue interest at a rate of 4.80% per annum. Accrued and unpaid interest will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2006. Each of these dates on which we will pay interest on the 4.80% notes is referred to as a “4.80% notes interest payment date.” The 4.80% notes will accrue interest on their stated principal amount from and including September 1, 2005, or from and including the most recent 4.80% notes interest payment date to which interest has been paid or duly provided for, to but excluding the applicable 4.80% notes interest payment date or the date of maturity, as the case may be. Interest will be paid to the person in whose name a 4.80% note is registered at the close of business on the February 15 or the August 15 (the “4.80% notes record dates”) immediately preceding the relevant 4.80% notes interest payment date.

The amount of interest payable for any full semi-annual interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual interest period for which interest is computed will be computed on the basis of 30-day months and, for periods of less than a month, the actual number of days elapsed per 30-day month. If the date of maturity or a 4.80% notes interest payment date is not a business day, then the related payment due on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such date. For purposes of the 4.80% notes, a “business day” is a day other than a Saturday, a Sunday or any other day on which banking institutions in Philadelphia, Pennsylvania or New York, New York are authorized or required by law or executive order to remain closed.

Other

Any amounts payable on any notes that are not punctually paid on any payment date will cease to be payable to the person in whose name such notes are registered on the relevant record date, and such defaulted payment will instead be payable to the person in whose name such notes are registered on the special record date or other specified date determined in accordance with the indenture.

Ranking

The notes will be our unsecured senior obligations. The notes will rank on parity with all of our existing and future senior unsecured debt and senior to any of our existing and future subordinated debt. As of September 30, 2005, we had approximately $798 million of funded senior debt outstanding.

Our obligations under the notes are effectively subordinated to all existing and future obligations of our subsidiaries, including Sovereign Bank’s obligations to depositors.

Covenants Contained in the Indenture

The indenture provides that we may not:

•
sell, transfer, or otherwise dispose of any shares of voting stock of Sovereign Bank or permit Sovereign Bank to issue, sell, or otherwise dispose of any shares of its voting stock unless we retain direct ownership of at least 80% of the voting stock;

•	permit Sovereign Bank to merge or consolidate unless we directly own at least 80% of the voting stock of the surviving entity; or

•	convey or transfer Sovereign Bank’s properties and assets substantially as an entirety to any other entity unless we directly own at least 80% of the voting stock of the entity.

With the consent of the holders of a majority in aggregate principal amount of the outstanding notes of a series, these requirements may be modified as to such series so as to reduce the required percentage of ownership from 80% to a majority.

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The indenture also provides that we will not create, assume, incur, or suffer to exist, as security for indebtedness for borrowed money, any mortgage, pledge, encumbrance or lien or charge of any kind upon more than 20% of the voting stock of Sovereign Bank (other than directors’ qualifying shares) without effectively providing that each series of notes be secured equally and ratably with (or prior to) such indebtedness.

We are not restricted by the indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on our property (other than on the voting stock of Sovereign Bank as described above) for any purposes or from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indenture does not require the maintenance of any financial ratios or specific levels of net worth or liquidity. In addition, the indenture does not contain any provision that would require us to repurchase, redeem or otherwise modify the terms of any of our debt securities upon a change in control or other events involving us that may adversely affect the creditworthiness of the notes.

Modification and Waiver

Except as to certain other modifications and amendments not adverse to holders of the notes, modifications and amendments of and waivers of compliance with certain restrictive provisions under the indenture may be made only with the consent of the holders of not less than 66 2/3% in principal amount of the outstanding notes of each series affected by such modification, amendment or waiver.

No such modification or amendment may, without the consent of each holder of the notes of the series so affected:

•	change the stated maturity of the principal of, or any installment of interest on, the notes;

•	reduce the amount of principal or interest payable on the notes;

•	change the place of payment or the currency in which principal or interest is payable;

•	impair the right of any holders to sue for the enforcement of any payment of the principal and interest;

•
reduce the percentage in principal amount of the notes, which holders must consent for modification or amendment of the indenture, or for waiver of compliance with certain provisions of the indenture, or for waiver of certain defaults;

•	reduce the requirements contained in the indenture for quorum or voting; or

•	modify any of the above provisions.

A meeting of the holders of the notes of a series may be called at any time by the trustee, or upon our request or upon the request of holders of at least 10% in principal amount of the notes of such series, upon notice given in accordance with the indenture. Except as limited by the preceding paragraph:

•
any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the notes of the applicable series;

•
any resolution with respect to any consent or waiver which may be given only by the holders of not less than 66 2/3% in principal amount of the notes of the applicable series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of 66 2/3% in principal amount of the notes of such series; and

•
any resolution with respect to any demand, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the notes of the applicable series may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the notes of such series.

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Any resolution passed or decision taken at any meeting of holders of notes of a series duly held in accordance with the indenture will be binding on all holders of the notes. Subject to the next paragraph, the quorum at any meeting of holders of the notes of a series called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority of the notes of such series.

If any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than 66 2/3% in principal amount of the notes of a series, the persons holding or representing 66 2/3% in principal amount of the notes of such series will constitute a quorum.

Events of Default

The indenture provides that the following shall constitute events of default with respect to the notes of each series:

•	default in payment of principal of any note of such series when due;

•	default for 30 days in payment of interest on any note of such series when due;

•
default in the performance of any other covenant in the indenture, continued for 90 days after written notice of the default to Sovereign by the trustee or by the holders of at least 25% in principal amount of the notes of such series; and

•	certain events of our or Sovereign Bank’s bankruptcy, insolvency or reorganization.

We are required to file annually with the trustee an officers’ certificate as to the absence of certain defaults under the terms of the indenture. The indenture provides that if an event of default shall occur and be continuing with respect to the notes of a series, either the trustee or the holders of not less than 25% in principal amount of the outstanding notes of such series may declare the principal of all of the notes of such series to be due and payable. In certain cases, the holders of a majority in principal amount of the notes of a series may, on behalf of the holders of all of the notes of such series, waive any past default or event of default except a default in payment of the principal of the notes of such series or a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holders of each of the notes of such series.

The indenture contains a provision entitling the trustee, subject to the duty during default with respect to the notes to act with the required standard of care, to be indemnified by the holders of the notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that no holder of the notes may institute any proceeding, judicial or otherwise, to enforce the indenture except in the case of failure of the trustee, for 60 days, to act after it is given notice of default, a request to enforce the indenture by the holders of not less than 25% in aggregate principal amount of the notes of the applicable series and an offer of indemnity reasonable to the trustee. This provision will not prevent any holder of the notes from enforcing payment of principal and interest at their respective due dates. The holders of a majority in aggregate principal amount of the notes of a series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee for the notes of such series or exercising any trust or power conferred on it with respect to the notes of such series. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or which would be unjustly prejudicial to holders not joining the proceeding.

The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to the notes of a series, give to the holders of the notes of such series notice of such default if not cured or waived. Except in the case of a default in the payment of principal or interest on the notes of a series, the trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the holders of the notes of such series.

Defeasance

We may terminate certain of our obligations under the indenture with respect to the notes of a series, including our obligations to comply with the covenants described under the heading “Description of New Notes—Covenants Contained in the Indenture” above, on the terms and subject to the conditions contained in

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the indenture, by depositing in trust with the trustee money and eligible instruments which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay principal and interest on such notes on the scheduled due dates for payment. Such deposit and termination is conditioned upon our delivery of an opinion of counsel that the holders of such notes will have no federal income tax consequences as a result of such deposit and termination. Such termination will not relieve us of our obligation to pay when due the principal of or interest on the notes of a series if such notes are not paid from the money or eligible instruments held by the trustee for the payment thereof.

Registration Rights

We entered into an exchange and registration rights agreement with the initial purchasers of the old notes pursuant to which we have filed the registration statement of which this prospectus is a part. Pursuant to that agreement, if

•	on or before the date of consummation of this exchange offer the existing SEC interpretations are changed such that the new notes would not in general be freely transferable on such date; or

•	the exchange offer has not been consummated within 225 days following the date the old notes were issued,

we will, in lieu of effecting registration of new notes, use our best efforts to cause a shelf registration statement under the Securities Act relating to resales of the old notes by the holders, which we refer to as the “resale registration statement,” to become effective and to remain effective for a period of up to 2 years after the date the old notes were issued or such shorter period that will terminate when all the securities covered by the resale registration statement have been sold pursuant to the resale registration statement. Additionally, in the case of any old notes that were acquired by the initial purchasers directly from us and held by them for resale, we will use our best efforts to cause a resale registration statement to become effective on the same basis. If a resale registration statement is required, we will provide to the holders of the old notes copies of the prospectus that is a part of the resale registration statement, notify such holders when the resale registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes. A holder of such notes that sells such notes pursuant to the resale registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder, including certain indemnification obligations.

Book-Entry Delivery and Form

General

We will initially issue the new notes in the form of one or more global notes, which we refer to as the “global notes.” The global notes will be deposited with DTC and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC (Euroclear or Clearstream), as described below under “— Depositary Procedures.”

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “— Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of

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the respective settlement systems and are subject to changes by them. We do not take any responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

DTC is a limited-purpose trust company created to hold securities for its participating organizations, referred to as “participants,” and facilitate the clearance and settlement of transactions in those securities between DTC’s participants through electronic book-entry changes in accounts of its participants. DTC’s participants include securities brokers and dealers (including the initial purchasers of the old notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.” Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to procedures established by DTC:

•	upon deposit of the global notes, DTC will credit the accounts of its participants exchanging the notes with portions of the principal amount of the global notes; and

•
ownership of such interests in the global notes will be maintained by DTC (with respect to its participants) or by DTC’s participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) that are participants or indirect participants in such system. Euroclear and Clearstream will hold interests in the notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. The depositaries, in turn, will hold interests in the notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

All interests in a global note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of these systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see “— Exchange of Book-Entry Notes for Certificated Notes.”

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest on, a global note registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other than the trustee) to DTC in its capacity as the registered holder under the indenture. We and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the trustee or any of our respective agents has or will have any responsibility or liability for:

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•
any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee, or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their depositaries. Cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited and reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable; however, we do not take any responsibility for the accuracy thereof.

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Exchange of Book-Entry Notes for Certificated Notes

Notes represented by a global note can be exchanged for definitive notes in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global note and we do not appoint a successor depositary within 90 days after receiving that notice;

•
at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we in our sole discretion determine that a global note will be exchangeable for definitive notes in registered form and notify the trustee of our decision; or

•	an event of default with respect to the notes of a series represented by that global note has occurred and is continuing.

Payment and Paying Agents

Payments on the notes will be made in U.S. dollars at the office or agency maintained by us in New York, New York (or, if we fail to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). At our option, however, we may make payments by check mailed to the holder’s registered address or, with respect to global notes, by wire transfer. We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of Notes

We will replace any notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of lost, stolen or destroyed notes, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the notes before a replacement note will be issued.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

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PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until __________ ___, 2006 (90 days after the date of this prospectus), all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or at negotiated prices, at or to or through brokers or dealers who may receive compensation in the form of commissions or concessions. Any broker or dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal used in connection with this exchange offer states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the exchange offer and the ownership and disposition of the new notes. Unless otherwise stated, this summary deals only with the new notes received in the exchange offer in exchange for the old notes that were purchased for cash on original issue. This summary assumes that the old notes were, and the new notes are, held as capital assets.

If a partnership or other entity treated as a partnership for United States federal income tax purposes holds new notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

This summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors and does not discuss securities held as part of a hedge, straddle, “synthetic security” or other integrated transaction.

This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the notes.

This summary is based on the Internal Revenue Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly on a retroactive basis.

You should consult with your own tax advisor regarding the federal, state, local and foreign income, franchise, personal property, and any other tax consequences of the exchange offer and the ownership and disposition of the new notes.

Tax Consequences to U.S. Holders

This subsection describes the material United States federal income tax consequences to U.S. holders of the exchange offer and of owning, selling and disposing of the new notes. For purposes of this summary, U.S. holders are holders of new notes that are:

•	citizens or residents of the United States,

•	corporations or other entities taxable as corporations created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	estates, the income of which is subject to United States federal income taxation regardless of its source, or

•
trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust.

The Exchange Offer

The exchange of old notes for new notes in the exchange offer should not be a taxable event for U.S. holders because there should not be a significant modification of the terms of the notes. Instead, the notes will be treated as a continuation of the old notes for federal income tax purposes. Therefore, a U.S. holder that exchanges old notes for new notes pursuant to the exchange offer:

•	will not recognize gain or loss in connection with the exchange;

•	will have the same tax basis in the new notes that it had in the old notes immediately prior to the exchange;

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•	will have the same holding period in the new notes that it had in the old notes immediately prior to the exchange; and

•	the federal income tax consequences associated with owning the old notes will continue to apply to the new notes.

Interest Income

We have taken the position (which generally will be binding on the holders of the notes) that under applicable Treasury Regulations, the old notes are not treated as having been issued with original issue discount.

Because the new notes are treated as a continuation of the old notes, a new note received in the exchange offer for an old note will have the same original issue discount characteristics as the old note for which it is exchanged. As a result:

•	A U.S. holder that is a cash method taxpayer must report the stated interest on the new note in its income when it is received.

•	A U.S. holder that is an accrual method taxpayer must report the stated interest on the new note as it accrues.

Sale or Exchange of Notes

A U.S. holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition of the new note and the holder’s adjusted tax basis in the new note. A U.S. holder who exchanged old notes for new notes in the exchange offer will have the same basis in the new note that the holder had in the old note. Gain recognized on the sale of a new note will be long term capital gain provided the holder’s holding period for the new note exceeds one year. A holder’s holding period for the old notes will be added to the holder’s holding period in the new notes, if the holder participates in the exchange offer. In the case of a U.S. holder other than a corporation, the current maximum marginal United States federal income tax rate applicable to long term capital gain recognized on the sale of a note is 15% (scheduled to increase to 20% on January 1, 2009).

If the selling price is less than the U.S. holder’s adjusted tax basis, the holder will recognize a capital loss. Capital losses cannot be applied to offset ordinary income for United States federal income tax purposes except that a non-corporate taxpayer may offset a capital loss against ordinary income to the extent of $3,000 per year (or $1,500 per year for a married person filing a separate return).

Premium

If a U.S. holder purchases a note at a cost greater than the principal amount of such note, the holder will be considered to have purchased the note at a premium, and the holder may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. If a U.S. holder makes this election, it generally will apply to all debt instruments that the holder holds at the time of the election, as well as any debt instruments that such holder subsequently acquires. In addition, an electing U.S. holder may not revoke the election without the consent of the IRS. If the U.S. holder elects to amortize the premium, the holder will be required to reduce its tax basis in the note by the amount of the premium amortized during such holder’s holding period. If a U.S. holder does not elect to amortize premium, the full amount of premium will be included in such holder’s tax basis in the note. Therefore, if a U.S. holder does not elect to amortize premium and holds the note to maturity, such holder will generally be required to treat the premium as capital loss when the note matures.

Information Reporting and Backup Withholding Tax

In general, information reporting requirements will apply to payments of principal and interest on the new notes and payments of the proceeds of the sale of the new notes, and backup withholding tax may apply to those payments if:

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•	the U.S. holder fails to furnish or certify his correct taxpayer identification number to us in the manner required,

•	we are notified by the Internal Revenue Service that the U.S. holder has failed to report payments of interest and dividends properly, or

•
under certain circumstances, the U.S. holder fails to certify that the holder has not been notified by the Internal Revenue Service that the holder is subject to backup withholding for failure to report interest and dividend payments.

Under current law, the backup withholding rate is 28% for 2004 and thereafter, subject to increase after 2010. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against the holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Tax Consequences to Non-U.S. Holders

The rules governing United States federal income taxation of a beneficial owner of new notes that, for United States federal income tax purposes, is a holder who is not a United States person as that term is defined in the Internal Revenue Code are complex and we do not attempt here to provide more than a summary of those rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

This discussion assumes that the note or interest payment is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to income, profits, changes in value of property or other attributes of Sovereign or a related party.

Interest Income

Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on a new note held by a non-U.S. holder will qualify for the “portfolio interest” exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that the interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that:

•	the non-U.S. holder does not actually or constructively own 10% of more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership;

•	the non-U.S. holder is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•
either (A) the non-U.S. holder certifies to us or our or its agent, under penalties of perjury, that it is not a United States person and provides its name and address or (B) an authorized representative of a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the notes in that capacity, certifies to us or our agent, under penalties of perjury, that such a statement on Form W-8BEN or a similar substitute has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes to us or our agent a copy thereof.

Except to the extent that an applicable treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a holder that is a United States person if the interest is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate (or, if applicable, at a lower tax rate specified by a

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treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor.

Sale or Exchange of New Notes

A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or other disposition of a new note unless:

•	the gain is effectively connected with the conduct of a United States trade or business of the non-U.S. holder,

•	in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, or

•	the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates.

Information Reporting and Backup Withholding Tax

Backup withholding tax and certain information reporting requirements may also apply to payments of principal and interest made to, and the proceeds of disposition of a note by, a non-U.S. holder. The IRS has issued regulations that set forth the circumstances under which information reporting and/or backup withholding will apply to non-U.S. holders. Prospective investors that would qualify as non-U.S. holders should consult their tax advisors concerning the requirements imposed by the regulations and their effect on the application of U.S. federal backup withholding tax and certain information reporting requirements.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. It was not written and is not intended to be used, and it cannot be used by any person, for the purpose of avoiding penalties that may be imposed on any purchaser, holder or beneficial owner of notes. The income tax consequences of the purchase, beneficial ownership and disposition of the notes are often uncertain and complex, and the tax situation of each prospective purchaser, holder or beneficial owner of notes will be different. Holders should consult their tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

LEGAL MATTERS

Stevens & Lee, Philadelphia, Pennsylvania, will issue an opinion about the legality of the notes.

EXPERTS

The consolidated financial statements of Sovereign Bancorp, Inc. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and Sovereign Bancorp, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their reports incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus certain of the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information

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contained in the document that was filed later. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than the information in such documents that is deemed, under SEC rules, not to have been filed), after the date of this prospectus and until this offering is completed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q and 10-Q/A for the quarter ended March 31, 2005 and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005; and

•
our Current Reports on Form 8-K filed with the SEC on January 5, 2005, February 15, 2005, February 18, 2005, May 25, 2005, July 20, 2005, August 5, 2005, August 25, 2005, September 1, 2005, October 25, 2005, October 27, 2005, November 21, 2005 and November 23, 2005 and on Form 8-K/A filed with the SEC on January 24, 2005, May 20, 2005 and October 28, 2005.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read, without charge, any document we file with the SEC at its public reference facilities at 100 F Street, NE, Room 1580, Washington, D.C. 20549, and obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, covering the notes to be issued in the exchange offer (Registration No. 333-____________). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the notes to be issued in the exchange offer, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

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SOVEREIGN BANCORP

Until ______________ ___, 200__, all dealers that effect transactions in these securities, whether or not participating in this exchange offer may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The bylaws of Sovereign provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sovereign.

Item 21. Exhibits and Financial Statement Schedules

(1) Exhibits

Incorporated by reference to the Exhibit Index following page II-4.

Item 22. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on October 31, 2005.

SOVEREIGN BANCORP, INC.
(Registrant)

By: /s/ Jay S. Sidhu

Jay S. Sidhu,
Chairman, President and
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay S. Sidhu, Mark R. McCollom, Thomas R. Brugger, and Joseph M. Harenza, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Jay S. Sidhu Jay S. Sidhu	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	October 31, 2005

/s/ Michael P. Ehlerman Michael P. Ehlerman	Director	October 31, 2005

/s/ Brian Hard Brian Hard	Director	October 31, 2005

/s/ Marian L. Heard Marian L. Heard	Director	October 31, 2005

/s/ Andrew C. Hove, Jr. Andrew C. Hove, Jr.	Director	October 31, 2005

/s/ Daniel K. Rothermel Daniel K. Rothermel	Director	October 31, 2005

/s/ Cameron C. Troilo Cameron C. Troilo	Director	October 31, 2005

/s/ Mark R. McCollom Mark R. McCollom	Chief Financial Officer (principal financial officer)	October 31, 2005

/s/ Thomas D. Cestare Thomas D. Cestare	Chief Accounting Officer (principal accounting officer)	October 31, 2005

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EXHIBIT INDEX

Exhibit No.	Title

3.1	Articles of Incorporation of Sovereign Bancorp, Inc., as amended and restated, (Incorporated by reference to Exhibit 3.1 to Sovereign’s Registration Statement on Form S-8, SEC File No. 333-117621.)

3.2	Bylaws of Sovereign Bancorp, Inc., as amended and restated as of June 24, 2004, (Incorporated by reference to Exhibit 3.2 to Sovereign’s Registration Statement on Form S-8, SEC File No. 333-117621.)

4.1	Senior Trust Indenture dated as of February 1, 1994, between Sovereign Bancorp, Inc. and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as Trustee. (Incorporated by reference to Exhibit 4.2 to Sovereign Bancorp’s Registration Statement No. 33-75472 on Form S-3.)

4.2	Sixth Indenture Supplement, dated September 1, 2005, between Sovereign Bancorp, Inc. and BNY Midwest Trust Company, as trustee under an indenture, dated as of February 1, 1994, between Sovereign Bancorp, Inc. and BNY Midwest Trust Company, as successor to Harris Trust and Savings Bank (Incorporated by reference to Exhibit 4.2 to Sovereign Bancorp’s Current Report on Form 8-K filed on September 1, 2005.)

4.3	Form of Senior Floating Rate Notes due 2009 of Sovereign Bancorp, Inc.

4.4	Form of 4.80% Senior Notes due 2010 of Sovereign Bancorp, Inc.

5.1	Opinion of Stevens & Lee, P.C.

12.1	Computation of Ratios of Earnings to Fixed Charges

21.1	Subsidiaries of the Registrant

23.1	Consent of Ernst & Young LLP

23.2	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the Signature Page)

25.1	Statement of Eligibility and Qualification of BNY Midwest Trust Company (Incorporated by reference to Exhibit 25.2 to Sovereign Bancorp’s Registration Statement on Form S-3, SEC File No. 333-116800.)

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees Concerning Offer to Exchange Senior Floating Rate Notes due 2009 and 4.80% Senior Notes Due 2010

99.4	Form of Letter to Clients Concerning Offer to Exchange Senior Floating Rate Notes due 2009 and 4.80% Senior Notes Due 2010